Exhibit 99.1

Forest Oil Announces Second Quarter 2009 Results;
Strong Free Cash Flow and Continued Cost Reductions

DENVER--(BUSINESS WIRE)--August 3, 2009--Forest Oil Corporation (NYSE: FST) (Forest or the Company) today announced financial and operational results for the second quarter of 2009. For the three months ended June 30, 2009, the Company reported the following highlights:

  Average net sales volumes increased 3% to 521 MMcfe/d compared to the second quarter of 2008
  Total cash costs per-unit decreased 6% to $2.32 per Mcfe compared to the second quarter of 2008
  Adjusted net earnings per share decreased 66% to $.52 per share compared to the second quarter of 2008
  Adjusted EBITDA decreased 47% to $199.9 million compared to the second quarter of 2008
  Adjusted discretionary cash flow decreased 54% to $158.0 million compared to the second quarter of 2008
  Adjusted free cash flow increased 35% to $67.6 million compared to the second quarter of 2008
  First operated horizontal Granite Wash well was drilled with an initial production rate of 17 MMcfe/d
  Second operated Red River Parish horizontal Haynesville well was drilled with an initial production rate of 20 MMcfe/d

H. Craig Clark, President and CEO, stated, “The second quarter results were in line with our expectations from a production perspective and better than expected from a cost perspective. We significantly reduced our drilling investment and our rig count in response to our near term view on domestic natural gas prices. The result was substantial free cash flow in the quarter. For the remainder of the year, we will focus our efforts on the Haynesville Shale in East Texas and Northern Louisiana and the Granite Wash in the Greater Buffalo Wallow Area of the Texas Panhandle. Both areas have high quality assets that we feel can be more efficiently exploited with a higher rig count when project economics improve. In the meantime, we will continue to refine drilling and completion processes in these areas, with the intent to increase activity with a focused drilling effort when conditions improve. We will also continue to delever the balance sheet through asset divestitures and free cash flow.”

SECOND QUARTER 2009 RESULTS

For the three months ended June 30, 2009, Forest reported net income of $37.1 million or $.36 per basic share. This compares to Forest’s net loss of $68.0 million or $(.78) per basic share in the corresponding period in 2008. Net earnings for the three months ended June 30, 2009, were affected by the following items:

  The non-cash effect of net unrealized losses on derivative instruments, totaling $120.5 million ($77.0 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains, totaling $9.4 million ($7.9 million net of tax)
  The non-cash gain on the change in valuation allowance for deferred tax assets totaling $52.7 million ($52.7 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the three months ended June 30, 2009, were $53.6 million or $.52 per basic share. This is a decrease of 60% compared to Forest’s adjusted net earnings of $135.1 million or $1.51 per basic share in the corresponding 2008 period.

Forest’s adjusted EBITDA decreased 47% for the three months ended June 30, 2009, to $199.9 million, compared to adjusted EBITDA of $377.2 million in the corresponding 2008 period. Forest’s adjusted discretionary cash flow decreased 54% for the three months ended June 30, 2009, to $158.0 million, compared to adjusted discretionary cash flow of $344.1 million in the corresponding 2008 period.

The decrease in net earnings, EBITDA and discretionary cash flow, each as adjusted, was primarily due to significantly lower realized commodity prices for the three months ended June 30, 2009, compared to the corresponding 2008 period.

Net Sales Volumes, Average Realized Prices, and Revenues

	Three Months Ended June 30, 2009
	Gas (MMcf/d)	Oil (MBbls/d)	NGLs (MBbls/d)	Total (MMcfe/d)

Net sales volumes
United States	330.5	9.7	8.6	440.0
Canada	66.3	1.8	0.6	80.8
Totals	396.8	11.5	9.2	520.8

Average realized prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

United States	2.90	55.70	22.90	3.85
Canada	2.86	52.67	28.32	3.73
Average realized prices not including net realized derivative gains	2.90	55.22	23.27	3.83

Realized gains on NYMEX derivatives	2.35	3.69	-	1.87
Realized losses on basis derivatives	(0.11)	-	-	(0.08)
Average realized prices including net realized derivative gains	5.14	58.91	23.27	5.62

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$ 87,333	48,957	17,906	154,196
Canada	17,235	8,585	1,614	27,434
Revenues not including net realized derivative gains	104,568	57,542	19,520	181,630

Realized gains on NYMEX derivatives	84,873	3,847	-	88,720
Realized losses on basis derivatives	(3,878)	-	-	(3,878)
Revenues including net realized derivative gains	$ 185,563	61,389	19,520	266,472

Total Cash Costs

Total cash costs per-unit decreased 6% for the three months ended June 30, 2009, to $2.32 per Mcfe compared to $2.47 per Mcfe in the corresponding 2008 period. The decrease in cash costs per-unit was a result of a reduction in operational costs including lease operating expenses, production and property taxes, and general and administrative expense. These decreases were somewhat offset by increased interest expense due to increased debt balances. The following table details the components of total cash costs for the three months ended June 30, 2009, and 2008:

	Three Months Ended June 30,
	2009	Per Mcfe	2008	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$55,149	1.16	67,202	1.46
General and administrative expense (excluding stock-based compensation of $4,296 and $5,416, respectively)	11,353	0.24	14,416	0.31
Interest expense	43,175	0.91	27,979	0.61
Current income tax expense	237	0.01	4,000	0.09
Total cash costs	$109,914	2.32	113,597	2.47

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit decreased 48% for the three months ended June 30, 2009, to $1.44 per Mcfe compared to $2.76 per Mcfe in the corresponding 2008 period. The decrease was primarily due to non-cash ceiling test write-downs of oil and gas properties for the three months ended December 31, 2008, and March 31, 2009.

Exploration and Development Capital Expenditures

Forest invested $90.5 million in exploration and development activities (excluding capitalized interest, equity compensation, and asset retirement obligations) for the three months ended June 30, 2009, compared to a $294.3 million investment in the corresponding 2008 period. As forecasted, the decrease in exploration and development capital expenditures for the three months ended June 30, 2009, was a result of a significantly reduced rig count. In response to commodity price declines, Forest decreased its operated rig count from 31 in the second quarter of 2008 to three operated rigs currently. When costs and natural gas prices improve, Forest intends to deploy a rig count commensurate with its size and scale. Forest’s current activity is primarily devoted to the Haynesville Shale, Cotton Valley and the Greater Buffalo Wallow Granite Wash programs.

LIQUIDITY

The Company executed asset divestitures of $23.4 million and generated adjusted free cash flow of $67.6 million for the three months ended June 30, 2009. These amounts were used to repay a portion of the outstanding borrowings under Forest’s bank credit facilities. At June 30, 2009, Forest had approximately $685.0 million outstanding under its bank credit facilities. The Company’s current borrowing base totals $1.62 billion resulting in approximately $932.3 million of remaining borrowing capacity under its bank credit facilities at June 30, 2009. Forest intends to use further asset divestitures and free cash flow in 2009 to repay a portion of the outstanding borrowings under its bank credit facilities.

NATURAL GAS, OIL, AND BASIS DERIVATIVES

As of August 3, 2009, Forest had natural gas and oil derivatives in place for the remainder of 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below. The NYMEX derivatives provide price protection on an estimated 62% and 32% of remaining 2009 guided natural gas and oil net sales volumes, respectively.

None of these natural gas and oil derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. The derivative counterparties consist mainly of commercial banks that are lenders under our credit facilities, or affiliates of such banks.

	Jul - Dec 2009		2010
Natural gas swaps:
Contract volumes (Bbtu/d)	193.4	(1)	160.0
Weighted average price (per MMBtu)	$7.58		6.34

Natural gas collars:
Contract volumes (Bbtu/d)	40.0		-
Weighted average ceiling price (per MMBtu)	$9.76		-
Weighted average floor price (per MMBtu)	$7.31		-

Summary weighted average natural gas derivatives:
Contract volumes (Bbtu/d)	233.4	(1)	160.0
Weighted average ceiling price (per MMBtu)	$7.95		6.34
Weighted average floor price (per MMBtu)	$7.53		6.34

Oil swaps:
Contract volumes (MBbls/d)	4.5		1.5
Weighted average price (per Bbl)	$69.01		72.95

_________________________ (1) 10.0 Bbtu/d of natural gas swaps are subject to a written put of $6.00 per MMBtu.

Forest also has basis derivatives in connection with NYMEX natural gas derivatives in order to fix the price differential between the NYMEX price and the index price at which the natural gas production is sold. As of August 3, 2009, Forest had basis derivatives in place for the remainder of 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below. Basis derivatives provide differential price protection on an estimated 55% of remaining 2009 guided natural gas volumes.

	Jul - Dec 2009	2010
Houston Ship Channel basis swaps:
Contract volumes (Bbtu/d)	50.0	50.0
Weighted average price (per MMBtu)	(0.33)	(0.29)

NGPL TxOk basis swaps:
Contract volumes (Bbtu/d)	40.0	40.0
Weighted average price (per MMBtu)	(0.53)	(0.44)

AECO basis swaps:
Contract volumes (Bbtu/d)	25.0	-
Weighted average price (per MMBtu)	(0.65)	-

NGPL Mid-Con basis swaps:
Contract volumes (Bbtu/d)	60.0	60.0
Weighted average price (per MMBtu)	(1.04)	(1.04)

Centerpoint basis swaps:
Contract volumes (Bbtu/d)	30.0	30.0
Weighted average price (per MMBtu)	(0.95)	(0.95)

Summary weighted average basis swaps
Contract volumes (Bbtu/d)	205.0	180.0
Weighted average price (per MMBtu)	(0.70)	(0.68)

OPERATIONAL PROJECT UPDATE

Greater Buffalo Wallow Area – Texas Panhandle – As a large operator in the Greater Buffalo Wallow Area, Forest has extensive resource opportunities in the multiple pay horizons in this play, which it has pursued from both a vertical and most recently from a horizontal perspective. Forest has built an industry leading position over time in the belief that stacked pay sands with significant gas in place would be a good opportunity for the application of emerging technology. Forest believes horizontal drilling in this area will produce favorable economics compared to other plays in North America. As this play develops, Forest will continue to exploit the Granite Wash horizontally and explore the significant horizontal opportunities in the Atoka and the Morrow. Forest’s leasehold of 120,000 gross acres (91,000 net) and extensive well database of over 400 vertical tests, in addition to the Company’s past horizontal operational experience, should prove to be a competitive advantage in the development of the play.

As previously announced, Forest completed its first operated horizontal well in April of 2009 that produced into the sales line at a rate of 17 MMcfe/d. This well has averaged 7.8 MMcfe/d since its initial production.

Forest currently has one 1500 hp Lantern-operated horizontal drilling rig and three non-operated rigs active in the play with one well waiting on completion.

East Texas/North Louisiana Area – Haynesville/Bossier/Cotton Valley – During the second quarter of 2009, Forest announced results from its second horizontal Haynesville Shale well in Red River Parish, Louisiana. The Driver 13-1H (100% WI) produced into the sales line at a rate of 20.3 MMcfe/d with 6500 psi flowing casing pressure in early July 2009. This well has averaged 14.6 MMcfe/d since its initial production.

This prolific well was drilled and completed with a horizontal leg of 3,500 feet and a ten-stage frac for a total well cost of approximately $9.0 million.

Forest holds approximately 11,050 net acres in Louisiana which is prospective for the Haynesville Shale and has identified 110 additional potential horizontal locations on this acreage. Forest intends to maintain a one-rig drilling program in Red River Parish for the remainder of 2009 and an additional rig in other prospective areas including drilling of Cotton Valley horizontals.

NON-GAAP FINANCIAL MEASURES

In addition to net income (loss) determined in accordance with generally accepted accounting principles (GAAP), Forest has provided adjusted net earnings, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. Adjusted net earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP. The following is a reconciliation of GAAP net income (loss) and adjusted net earnings:

	Three Months Ended
	June 30,
	2009	2008

Net income (loss)	$37,141	(68,018)
Unrealized losses on derivative instruments, net of tax	77,012	203,375
Unrealized foreign currency exchange gains, net of tax	(7,888)	(385)
Unrealized losses on other investments, net of tax	-	176
Change in valuation allowance for deferred tax assets	(52,680)	-
Adjusted net earnings	53,585	135,148

Less: earnings attributable to participating securities*	(921)	(2,521)
Adjusted net earnings attributable to common shareholders	$52,664	132,627

Weighted average number of basic shares outstanding	101,314	87,717

Adjusted basic earnings attributable to common shareholders per common share*	$0.52	1.51

* Adjusted basic earnings attributable to common shareholders has been restated for the three months ended June 30, 2008, from $1.54 per share to $1.51 per share to record the effects of Financial Accounting Standards Board Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” which was adopted by the Company on January 1, 2009.

In addition to reporting net income (loss) as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net income (loss) plus income tax benefit; unrealized losses on derivative instruments, net; unrealized foreign currency exchange gains; unrealized losses on other investments, net; interest expense; accretion of asset retirement obligations; depreciation and depletion; and stock-based compensation. Forest presents adjusted discretionary cash flow, which consists of adjusted EBITDA minus interest expense; current income tax expense; and other. Further, Forest presents adjusted free cash flow, which consists of adjusted discretionary cash flow minus exploration and development capital expenditures.

Management uses adjusted EBITDA, adjusted discretionary cash flow, and adjusted free cash flow as measures of operational performance. Adjusted EBITDA, adjusted discretionary cash flow, and adjusted free cash flow should not be considered as alternatives to net income (loss) as reported under GAAP. The following is a reconciliation of net income (loss) to adjusted EBITDA to adjusted discretionary cash flow to adjusted free cash flow (in thousands):

	Three Months Ended
	June 30,
	2009	2008

Net income (loss)	$37,141	(68,018)
Income tax benefit	(66,003)	(36,140)
Unrealized losses on derivative instruments, net	120,517	319,640
Unrealized foreign currency exchange gains	(9,425)	(460)
Unrealized losses on other investments, net	-	276
Interest expense	43,175	27,979
Accretion of asset retirement obligations	2,143	1,967
Depreciation and depletion	68,137	126,584
Stock-based compensation	4,237	5,416
Adjusted EBITDA	199,922	377,244

Interest expense	(43,175)	(27,979)
Current income tax expense	(237)	(4,000)
Other	1,520	(1,128)
Adjusted discretionary cash flow	158,030	344,137

Exploration and development capital expenditures	90,480	294,280
Adjusted free cash flow	$67,550	49,857

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, August 4, 2009, at 12:00 p.m. MT to discuss the release. You may access the call by dialing toll free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 19861519). A Q&A period will follow.

A replay will be available from Tuesday, August 4, through Tuesday, August 18, 2009. You may access the replay by dialing toll free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 19861519.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$5,496	$2,205
Accounts receivable	98,413	157,226
Derivative instruments	149,437	169,387
Inventory	72,463	78,683
Other current assets	62,253	65,548
Total current assets	388,062	473,049

Net property and equipment	3,113,653	4,513,164

Deferred income taxes	163,948	-
Goodwill	254,319	253,646
Derivative instruments	3,666	4,608
Other assets	48,730	38,331
	$3,972,378	$5,282,798

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$168,747	$424,941
Accrued interest	25,625	7,143
Derivative instruments	22,508	1,284
Asset retirement obligations	4,368	5,852
Deferred income taxes	40,976	54,583
Other current liabilities	21,812	27,608
Total current liabilities	284,036	521,411

Long-term debt	2,706,442	2,735,661
Asset retirement obligations	91,438	91,139
Derivative instruments	13,817	2,600
Deferred income taxes	-	185,587
Other liabilities	69,865	73,488
Total liabilities	3,165,598	3,609,886

Shareholders' equity:
Common stock	11,225	9,704
Capital surplus	2,623,182	2,354,903
Accumulated deficit	(1,869,925)	(729,293)
Accumulated other comprehensive income	42,298	37,598
Total shareholders' equity	806,780	1,672,912
	$3,972,378	$5,282,798

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	June 30,
	2009	2008
	(In thousands, except per share amounts)

Revenues:
Oil and gas sales	$181,630	515,078
Interest and other	435	1,353
Total revenues	182,065	516,431

Costs, expenses, and other:
Lease operating expenses	38,036	38,413
Production and property taxes	11,791	24,148
Transportation and processing costs	5,322	4,641
General and administrative (including stock-based compensation of $4,296 and $5,416, respectively)	15,649	19,832
Depreciation and depletion	68,137	126,584
Accretion of asset retirement obligations	2,143	1,967
Interest expense	43,175	27,979
Realized and unrealized losses on derivative instruments, net	32,781	377,822
Other, net	(6,107)	(797)
Total costs, expenses, and other	210,927	620,589

Loss before income taxes	(28,862)	(104,158)

Income tax expense (benefit):
Current	237	4,000
Deferred	(66,240)	(40,140)
Total income tax benefit	(66,003)	(36,140)

Net income (loss)	$37,141	(68,018)

Weighted average number of common shares outstanding:
Basic	101,314	87,717
Diluted	101,593	87,717

Basic earnings (loss) per common share	$0.36	(0.78)

Diluted earnings (loss) per common share	$0.36	(0.78)

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$37,141	(68,018)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	68,137	126,584
Accretion of asset retirement obligations	2,143	1,967
Unrealized losses on derivative instruments, net	120,517	319,640
Unrealized losses on other investments, net	-	276
Unrealized foreign currency exchange gains	(9,425)	(460)
Deferred income tax benefit	(66,240)	(40,140)
Stock-based compensation	4,237	5,416
Other, net	1,520	(1,128)

Changes in operating assets and liabilities:
Accounts receivable	17,881	(49,027)
Other current assets	5,339	(16,007)
Accounts payable and accrued liabilities	(24,494)	35,174
Accrued interest and other current liabilities	(17,200)	(31,081)
Net cash provided by operating activities	139,556	283,196

Cash flows from investing activities:
Capital expenditures	(148,122)	(537,294)
Proceeds from sales of assets	23,411	51,901
Other, net	-	1,031
Net cash used in investing activities	(124,711)	(484,362)

Cash flows from financing activities:
Bank repayments and borrowings, net	(237,816)	209,293
Proceeds from common stock offering, net of offering costs	256,253	-
Proceeds from issuance of 7 1/4% senior notes, net of issuance costs	-	247,188
Redemption of 8% senior notes	-	(265,000)
Repurchase of 7% senior subordinated notes	(970)	(2,960)
Change in bank overdrafts	(27,234)	15,765
Proceeds from the exercise of options and from employee stock purchase plan	434	10,117
Other, net	(765)	(4,407)
Net cash (used) provided by financing activities	(10,098)	209,996

Effect of exchange rate changes on cash	(107)	62

Net increase in cash and cash equivalents	4,640	8,892
Cash and cash equivalents at beginning of period	856	1,919
Cash and cash equivalents at end of period	$5,496	10,811

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Investor Relations